News Announcement

DIGIPLEX COMPLETES PREVIOUSLY ANNOUNCED
PURCHASE OF BALTIMORE DMA MULTIPLEX

WESTFIELD, New Jersey and CHURCHVILLE, Maryland (March 21, 2014) - Digital Cinema Destinations Corp. (NasdaqCM: DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, today announced the completed acquisition of a seven screen theater in Churchville, MD (Baltimore DMA 27) from Flagship Cinemas. Consideration for the acquisition was a combination of cash and DCIN common stock. Additional financial terms of the transaction were not disclosed.

Digiplex Chairman and CEO Bud Mayo stated, “Digiplex continues its active M&A strategy as we further expand our unique digital circuit into top US markets. We have three additional pending locations that would add an aggregate of 32 screens to the Company’s growing footprint and a healthy pipeline of other expansionary opportunities in various stages of negotiations,” concluded Mr. Mayo.

Disclosure Regarding Forward-Looking Statements
This press release and other written or oral statements made by or on behalf of Digital Cinemas Destination Corp. may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Risk factors are disclosed in our Form 10-K for the year ended June 30, 2013 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

About Digital Cinema Destinations Corp. (www.digiplexdest.com)
Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is Digiplex Destinations, dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live opera, ballet, Broadway shows, sports events, concerts and, on an ongoing basis, the very best major motion pictures. You can connect with Digiplex via Facebook, Twitter, YouTube and Blogger.

Contacts:
Bud Mayo, Chairman/CEO	Robert Rinderman or Jennifer Neuman
Digital Cinema Destinations Corp.	JCIR
908/396-1362 or bmayo@digiplexdest.com	212/835-8500 or DCIN@jcir.com

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